Exhibit 10.29

ACTIVE POWER, INC.

2015 Adleman Incentive Plan

1.	THE PLAN

1.1      Objectives. The 2015 Adleman Incentive Plan (“Plan”) of Active Power, Inc., a Delaware corporation (the “Company”), is an annual bonus program designed to motivate and reward Mr. Randall J. Adleman for his contributions towards the achievement of bookings (i.e. order) growth, a goal that we believe drives our operating results and creates long-term stockholder value. This is an annual bonus plan. Capitalized terms not otherwise defined have the meanings assigned in Section 4.

1.2      Plan Supersedes All Prior Short-Term Incentive Compensation Programs. This Plan supersedes and replaces all prior short-term cash incentive compensation programs for Mr. Adleman.

2.	ELIGIBILITY

For Mr. Adleman to be eligible for a payout in accordance with the provisions of the Plan for a given fiscal year, he must be employed on the day of a bonus payout under this Plan in order to be eligible for any payout.

3.	PLAN PAYOUT CALCULATION

Subject to the sole discretion of the Committee to make adjustments, Plan payouts are based on the Company’s annual bookings, up to a maximum payout amount of $500,000, calculated as follows:

annual bookings	X	multiplier	=	payout

The Committee has the sole discretion and authority to change the payout calculation, the performance multiplier, and to use discretion to increase or decrease the amount of the payout under the Plan.

4.	DEFINITIONS

“Bookings” – means anticipated revenue from (a) unfulfilled product orders and (b) from service work not yet performed under signed contracts, in each case, that the Company believes to be firm and that are received or signed, as applicable, during the fiscal year, as determined by the Company in its sole discretion. For clarification, it is understood that “Bookings” will not include revenue relating to any equipment or services the delivery of which has been cancelled by the customer.

“Committee” – means the Compensation Committee of the Company’s Board of Directors or such other committee as may from time to time succeed or perform the functions of that Committee.

2015 Management Incentive Plan
Approved February 12, 2015

5.	OTHER CONDITIONS

5.1      No Assignment of Awards. Payouts under this Plan may not be sold, assigned or otherwise transferred before they are received by Mr. Adleman.

5.2      No Right of Employment. Neither the Plan nor any action taken under the Plan shall be construed, expressly or by implication, as either giving Mr. Adleman the right to be retained in the employ of the Company or any affiliate, or altering or limiting the employment-at-will relationship between the Company and Mr. Adleman.

5.3      Taxes, Withholding.  The Company or any affiliate shall have the right to deduct from any payout under the Plan any applicable federal, state or local taxes or other amounts required by applicable law, rule, or regulation to be withheld with respect to such payment.

5.4      Plan Administration; Effectiveness for any Fiscal Year.  The Plan shall be administered by or under the authority of the Committee which shall have the full discretionary power to administer and interpret this Plan and to establish rules for its administration.

5.5      Reservation of Rights; Governing Law; Contract Disclaimer.  The Company reserves the right to amend or cancel the Plan in whole or in part at any time without notice.  There can be no guaranty that the Plan will be in effect in any subsequent fiscal year.  The Company also reserves the right to decide all questions and issues arising under the Plan and its decisions are final.  The Plan shall be construed in accordance with and governed by the laws of the State of Texas.  The Plan is a statement of the Company’s intentions and does not constitute a guarantee that any particular Plan payment amount will be paid.  The Plan does not create a contractual relationship or any contractually enforceable rights between the Company or its wholly-owned subsidiaries and Mr. Adleman.